                                                                 EXHIBIT 99.b(5)


                                                                    Confidential
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Presentation to


Board of Directors of
Allmerica Financial Corporation




December 17, 1996


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Allmerica Financial Corporation
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Transaction Benefits


   . Improve AFC's ability to utilize capital efficiently and flexibly.


   . Simplify AFC's corporate structure and improve market understanding.


   . Stabilize the statutory capital position of FAFLIC.


   . Increase AFC's public market float.


   . Create liquidity for APY public shareholders at a fair and full price.

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Allmerica Financial Corporation
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Merger Terms

   . Immediately prior to merger, APY will issue Class B Common Stock to SMA
     Financial Corporation in exchange for APY common stock currently held by SMAF Corp. in a recapitalization.

   . AFC will propose to acquire the shares of APY held by the public for stock and cash consideration valued at $29.00 per share or approximately $701 million in the aggregate.

            - Each outstanding share of APY Common Stock will be converted into the right to receive $16.59 in cash and 0.385 of a share of AFC Common Stock. This exchange ratio is based upon an assumed AFC stock price of $32.25.

            - An aggregate of $400 million in cash and 9.3 million shares of AFC
              Common Stock will be issued to APY shareholders in the transaction.

            - APY shareholders may elect to receive all cash or, alternatively, all shares of AFC stock for their shares of APY, subject to proration in the event either election is over-subscribed.

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Allmerica Financial Corporation
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Overview of Reorganization and Recapitalization


[ORGANIZATIONAL CHART                                [ORGANIZATIONAL CHART
   APPEARS HERE]                                        APPEARS HERE]

[The left organizational chart illustrates the current corporate structure of AFC and its principal subsidiaries. The right organizational chart illustrates the corporate structure of AFC and its principal subsidiaries after giving effect to the proposed merger.]


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Allmerica Financial Corporation
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Transaction Financing Requirements


                                   Sources and Uses of Funds at Closing (in millions)
        -----------------------------------------------------------------------------------------------------------
        Sources:                                                    Uses:
        -------------------------------------------------------     -----------------------------------------------
        AFC Common Stock issued to APY shareholders      $300       Purchase Common Stock of APY             $701

        Trust Originated Preferred Stock/
        Capital Securities*                               300

        Cash from APY                                     101

        Cash from FAFLIC/AFC                               20       Estimated fees & expenses                  20
                                                      ---------                                           ---------
                Total                                    $721            Total                               $721
                                                      =========                                           =========


        -------------------------
        * Depending on timing, bank credit facility may be utilized for interim financing.


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Allmerica Financial Corporation
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Capital Structure of AFC


                                                                                                      Pro Forma After
                                                                          1996 Year End                  Financing
                                                                     ------------------------    -------------------------
                                                                          $             %             $             %
                                                                     -----------    ---------    -----------   -----------
              Long-Term Debt                                              202          11             202           8
              Trust Originated Preferred Stock/Capital Securities          --          --             300          13
              Common Equity                                             1,589          89           1,889          79
                                                                     -----------    ---------    -----------   -----------
                         Total                                         $1,791         100%         $2,391         100%
                                                                     ===========    =========    ===========   ===========

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Allmerica Financial Corporation
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Historical Market Data

             APY has historically traded at a discount to the P/E multiples of its peers; recently, this gap has narrowed.

                           [LINE GRAPH APPEARS HERE]

[The graph shows the price/earnings multiples for APY and for the property and casualty industry composite index for the period from November 1992 through November 1996.]


The property and
casualty industry
composite index includes:  ALFA Corp., Berkley Corp., Cincinnati Financial,
                           Harleysville Group, Ohio Casualty, SAFECO Corp., St. Paul Cos. Inc., Selective Insurance Group and State Auto Financial.


                      APY's stock price has appreciated
                 despite a decrease in earnings expectations.

                           [LINE GRAPH APPEARS HERE]

[The graph shows the price performance of APY Common Stock and the IBES '97 Earnings Estimates for APY for the period from March 1996 through November 1996.]

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Allmerica Financial Corporation
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APY Valuation Benchmarks

                                       ------------------------------------------     ------------------------------------------
                                                        Current                                  Hypothetical Levered
                                                   Capital Structure                              Capital Structure
                                       ------------------------------------------     ------------------------------------------
                                           Low          Median          High               Low         Median          High
                                       -----------  --------------  -------------     -----------  --------------  -------------
   Publicly Traded Comparables:
      .  1997 P/E Multiples (a)          $17.99         $22.68         $31.30            $21.55        $25.65         $33.16
      .  Price/Book Value                 27.21          31.09          42.65             26.92         29.91          38.86
      .  Acquisition Premiums: (b)
         10%                             $19.79         $24.95         $34.43            $23.71        $28.22         $36.48
         20%                              21.29          27.22          37.56             25.86         30.78          39.79
         30%                              23.39          29.48          40.69             28.02         33.35          43.11


   Minority Interest Acquisitions (c)    $23.63         $35.62         $42.84            $23.63        $35.62         $42.84

   Discounted Dividend Analysis          $24.81         $30.10         $31.44            $26.17        $31.40         $32.66
                                       ------------------------------------------     ------------------------------------------

-------------------------------------------
   (a)   Using internal earnings estimate of $2.14 per share.
   (b)   As measured relative to the 1997 P/E Multiple trading range.
   (c) Calculated by applying premiums/discounts to 12/9/96 APY closing share price of $28.75.

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Allmerica Financial Corporation
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1997 Pro Forma Financial Results

                                                                                                Pro Forma for
                                                                                               Acquisition at
                                                                               Base Case         $29.00 per
                    GAAP Data                                                Projected 1997         share
                    ------------------------------------------------------  ----------------  -----------------
                      Operating Earnings Per Share                                $2.91             $2.91
                      Book Value Per Share                                       $34.51            $34.58
                      Debt/Total Capital (excluding minority interest)            10.4%              7.8%
                      (Debt + Preferred)/Total Capital                            10.4%             19.6%
                      Preferred/Total Equity                                       0.0%             12.7%
                      EBIT/(Interest Expense + Preferred Dividends)               18.9x              7.1x
                    Statutory Data
                  --------------------------------------------------------
                      Premiums/Surplus (APY)                                      1.61x             1.73x
                      Surplus/Assets (FAFLIC)                                     22.5%             19.8%
                      Risk Based Capital (FAFLIC)                                297.1%            269.6%

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Allmerica Financial Corporation
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Summary of Additional Terms


-----------------------
Federal Income Taxes     .  The acquisition will be a taxable transaction to APY
                            public shareholders.

-----------------------
Accounting Treatment     .  The acquisition will be accounted for using purchase
                            accounting and will result in goodwill of
                            approximately $76 million.

-----------------------
Requisite Reviews and    .  Recommendation of the Special Committee of the Board
Approvals                   of Directors of APY

                         . Fairness opinions received from financial advisors of AFC and APY Special Committee

                         . Private letter ruling regarding recapitalization received from IRS

                         . Review and possible hearings by regulators on capital measures

                         .  No APY public shareholder vote required

                         .  No AFC shareholder vote required


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Allmerica Financial Corporation
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Proposed Timing


Date                       Action
-------------------------  ---------------------------------------------------
Week of December 9         .  Mail board packages to AFC Board Members
                           .  Contact Rating Agencies and Insurance Regulators

December 17                .  AFC Board meeting to consider merger
                           .  AFC presents proposal to APY
                           .  AFC files 13D Amendment disclosing proposal; AFC
                              and APY issue press releases
                           .  APY forms a Special Committee

December 17-               .  APY Special Committee and advisors complete due
January 6                     diligence

December 30 -              .  AFC and APY negotiate definitive agreement
January 20

January 20                 .  Receipt of fairness opinions by AFC Board of
                              Directors and APY Special Committee
                           .  Execution of definitive agreement
                           .  AFC and APY issue press releases

January 27                 .  File S-4 registration statement and Information
                              Statement

January 31                 .  Obtain Approval of Special Dividend for Hanover
                              Insurance

March 18                   .  Information Statement/prospectus mailed to
                              shareholders
                           .  Receipt of all regulatory approvals

April 17                   .  Consummation of the transaction

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